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                       EMPLOYMENT AGREEMENT

    THIS EMPLOYMENT AGREEMENT ("Agreement") is made as of the 1st day of January, 1997 (the "Effective Date") by and between PREMIERE RADIO NETWORKS, INC., a Delaware corporation with an office for the conduct of its business at 15260 Ventura Boulevard, Sherman Oaks, California 91403 (the "Company"), and TIMOTHY KELLY, an individual residing at 23547 Schoenborn St., West Hills, CA 91304 (the "Executive").

    In consideration of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

    1.   EMPLOYMENT AND ACCEPTANCE; TERMS

         (a) INITIAL TERM. The Company hereby employs the Executive, and the Executive agrees to be employed by the Company, for a term (the "Initial Term") commencing on the Effective Date and continuing for a period of one (1) year.

        (b) OPTION TERM. The Company shall have an option (the "Option") exercisable in its sole discretion to extend the term of this Agreement for an additional one (1) year (the "Option Term") beyond the Initial Term by written notification of such extension (an "Extension Notice") to the Executive at any time prior to October 31, 1997; provided that if the Company shall exercise the Option the Executive may, in his sole discretion by providing written notice to the Company within ten (10) days after the date of the Extension Notice, decline to have the term of this Agreement extended and cause this Agreement to terminate following the expiration of the Initial Term.

    2.   DUTIES.

         (a) OFFICE. During the term of this Agreement, the Executive shall be employed as the Executive Vice President/Programming of the Company and as such shall supervise the Company's current programming and assist in the development and acquisition of new programs and services. Executive shall also perform such duties and responsibilities as shall be reasonably assigned to the Executive by the Chairman of the Board of the Company, or which are from time to time assigned to or vested in him by the Executive Committee of the Company's Board of Directors (the "Executive Committee"), and which are customarily incident to the position of Executive Vice President/Programming of an independent creator, producer and distributor of comedy, entertainment and music related radio programs. Except to the extent expressly set forth herein, Executive shall comply with all policies and procedures of the Company in the performance of his duties hereunder.

         (b) EXCLUSIVITY. The Executive shall devote substantially all of his business time, labor, skill and energy to the business and affairs of the Company and to the duties and responsibilities specified in Section 2(a) of this Agreement; provided, however, that the Executive may engage in other activities, such as charitable, educational, religious and similar types of activities, to the extent that such activities do not prohibit or prevent the performance of the


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Executive's duties under this Agreement, or inhibit or conflict in any material way with the business of the Company.

         (c) NON-COMPETITION. The Executive covenants and agrees that so long as he is actively employed by the Company he shall inform the Company of each business opportunity related to the business of the Company of which he becomes aware, and that he will not, directly or indirectly, exploit any such opportunity for his own account, nor will he render any services to any other person or business, or acquire any interest of any type in any other business, which is in competition with the Company; provided, however, that the foregoing shall not prohibit the Executive from acquiring, solely as an investment, (i) up to 10% of any securities of a partnership, trust, corporation or other entity which is not publicly traded so long as he remains a passive investor in such entity and such entity is not, directly or indirectly, in competition with the Company, or
(ii) up to 5% of any securities of any publicly traded partnership, trust, corporation or other entity provided he remains a passive investor in such entity.

    3.   COMPENSATION AND BENEFITS.

         (a) SALARY. The Company shall, during the continuance of the Executive's employment hereunder, pay to the Executive, and the Executive agrees to accept, in consideration of his services, a salary (the "Base Salary") at an annual rate of $150,000 during the Initial Term and, if the Option is exercised, at an annual rate of $170,000 during the Option Term, payable in accordance with the Company's normal payroll practices. The Base Salary may, in the sole discretion of the Executive Committee, be increased.

         (b) BENEFITS. During the term of this Agreement, the Executive shall be entitled to participate in all group insurance, hospitalization, medical, health and accident, profit-sharing, disability or similar plans or programs of the Company.

         (c) DEDUCTIONS. The Company shall deduct from the Base Salary and all other cash amounts payable by the Company under the provisions of this Agreement, including any severance payments paid pursuant to Sections 3(f) and 13 hereof, to the Executive or, if applicable, to his estate, legal representative or other beneficiary designated in writing by the Executive (a "designee"), all social security taxes, all federal, state and municipal taxes and all other charges and deductions which now or hereafter are imposed by law as charges on the compensation of the Executive or charges on cash benefits payable by the Company hereunder or his estate, legal representative or designee.

         (d) ANNUAL BONUS. The Executive may receive an annual incentive bonus (the "Annual Bonus") during the continuance of the Executive's employment hereunder in an amount to be determined by the Compensation Committee of the Board. The Annual Bonus shall be payable within a reasonable period of time not to exceed ninety (90) says following the end of each twelve-month period of this Agreement. Any such Annual Bonus shall be in recognition of Executive's personal development and/or his contributions to the acquisition of new programs


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and/or services or other contributions which significantly enhance the profitability of the Company.

         (e) QUARTERLY BONUS. The Executive may receive a quarterly bonus (the "Quarterly Bonus") during the continuance of the Executive's employment hereunder in an amount to be determined by the Executive Committee. Any such Quarterly Bonus shall be in recognition of the departmental launch of new programs and/or services precleared as expected to be profitable (excluding programs launched through the efforts of personnel of the Cutler Productions division of the Company, the Company's After Midnite subsidiary or any personnel employed by companies acquired by the Company after the date hereof). The Quarterly Bonus shall be payable within a reasonable period of time not to exceed ninety (90) days following the end of each three month period of this Agreement. Among the factors to be considered by the Executive Committee in determining whether to award a Quarterly Bonus or the amount of any such Quarterly Bonus shall be the anticipated profit to be earned by the Company in the first year from such new product or service; provided that during the Initial Term the Quarterly Bonus shall not exceed $8,750 in any quarter and during the Option Term shall not exceed $6,250 in any quarter.

         (f) SEVERANCE BENEFITS. In the event (i) the Company does not exercise the Option and Executive is not employed by the Company following the expiration of the Initial Term, (ii) the Company exercises the Option, but Executive declines to have the term of the Agreement extended in accordance with
Section 1(b) hereof and Executive is not employed by the Company following the expiration of the Initial Term, or (iii) the Company exercises the Option, Executive is employed by the Company throughout the Option Term, but is not employed by the Company following the expiration of the Option Term, then Executive shall be entitled to receive severance payments in an aggregate amount of $100,000, payable in six (6) equal monthly installments.

         (g) AUTOMOBILE. The Company shall pay to Executive a non-accountable automobile allowance of $500 per month.

    4. REIMBURSEMENT OF CERTAIN EXPENSES; APPROVAL OF EXPENDITURES. The Company shall reimburse the Executive, upon production of detailed accounts and vouchers or other reasonable evidence of payment by the Executive, all in accordance with the Company's regular procedures in effect from time to time and in form suitable to establish the validity of such expenses for tax purposes, all ordinary, reasonable and necessary travel, entertainment and other expenses as shall be incurred by him in the performance of his duties hereunder.

    5. VACATION. The Executive shall be entitled to paid vacation time at the rate of four (4) weeks per calendar year during the term of his employment hereunder.

    6. TOTAL DISABILITY. The Company shall provide disability insurance coverage to the Executive as of the Effective Date of this Agreement. If the Executive becomes disabled during his employment hereunder so that he is unable for a period of six (6) consecutive months to


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perform his duties under this Agreement ("Total Disability"), the Company shall pay to the Executive his full Base Salary and maintain in effect his group health insurance coverage during such six (6) month period; thereafter, the Company shall pay the Executive his full Base Salary and maintain in effect his group health insurance coverage for an additional six (6) month period, after which no further obligations shall be due to the Executive from the Company hereunder. The Company shall have the right to offset against the foregoing payments the amounts of any proceeds received by the Company and paid to the Executive under any disability insurance policies maintained by the Company.

    7. INSURANCE. The Executive agrees to submit himself, for physical examination by any physician designated by the Executive Committee as required or advisable in connection with the obtaining of any keyman insurance policy or similar coverage which the Company may wish to obtain. The cost and expenses for any such medical examinations and any such insurance shall be borne by the Company.

    8. CONFIDENTIAL INFORMATION. All records, papers, models, programs and other documents and those kept or made by the Executive relating to the business or affairs of the Company and/or its clients or customers (the "Premiere Information") shall be and remain the property of the Company, and to the extent available shall be delivered by the Executive to the Company as required by the Executive Committee and, in any event, upon the expiration or earlier termination of the Executive's employment by the Company. Executive shall maintain the confidentiality of any Premiere Information provided or made available to him.

    9.   INTELLECTUAL PROPERTY.

         (a) Executive shall disclose in writing to the Company complete information concerning all intellectual property, including, but not limited to, original works of authorship, trademarks, service marks, and trade secrets, (hereinafter sufficient to as "intellectual property") which are made, developed, created, devised, conceived, perfected, reduced to practice or discovered by Executive, either solely or in collaboration with others, during the period of his employment by the Company, whether or not during regular working hours, relating either directly or indirectly to the business, products, programs, practices or techniques of the Company or resulting from any work performed by Executive for the Company. The Company shall have complete control (artistic and otherwise) over any such intellectual property.

         (b) All copyrightable works with regard to Section 9(a) above, will be deemed "work for hire" as defined in Section 101 of the Federal Copyright Act and such copyrightable works shall exclusively belong to the Company. In the event that Section 101 of the Copyright Act is found to be inapplicable, Executive will assign all right, title and interest in and to such copyrightable works to the Company. In addition, Executive will, upon request and without further compensation therefore, but at no expense to Executive, assist the Company in obtaining all registrations for such copyrights pursuant to Section 9(c) below.


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         (c)  Executive will, at any time during his employment, or thereafter, upon request and without further compensation therefore, but at no expense to Executive, do all lawful acts, including the execution of papers and oaths and the giving of testimony, that in the opinion of the Company, its successors or assigns, may be necessary or desirable for obtaining registrations for intellectual property, including, but not limited to trademarks, service marks, and copyrights, in the United States and throughout the world.

         (d) For avoidance of doubt, all programs and services developed by Executive during the term of this Agreement shall be the property of the Company and as between Executive and the Company, the Company shall have final control over the development and distribution and other business aspects of the programs and services.

    10. INDEMNIFICATION. The Company shall indemnify the Executive and his legal representatives to the fullest extent permitted by the laws of the State of Delaware, and the Executive shall be entitled to the protection of such insurance policies which the Company hereby agrees to maintain for the benefit of its directors and officers, against all costs, charges or expenses whatsoever incurred or sustained by his or his legal representatives in connection with any action, suit or proceeding to which he or his legal representatives may be made a party thereto by reason of his being or having been an officer of the Company, or because of actions taken purportedly on behalf of the Company. The Company shall, upon request by the Executive, promptly advance or pay any amount for costs, charges or expenses (including, but not limited to, legal fees and expenses incurred by counsel retained by the Executive) in response of his right to indemnification hereunder, subject to a later determination as to the Executive's ultimate right to receive such payment.

    11. TERMINATION OF EXECUTIVE'S EMPLOYMENT. Notwithstanding the provisions of Section 1 hereof, this Agreement may be terminated prior to the expiration of the Initial Term and, if the Option is exercised, prior to the expiration of the Option Term by the Executive Committee, in the name and on behalf of the Company, upon the happening of any of the following events: (i) the death of the Executive; (ii) upon the Total Disability of the Executive; or (iii) upon the occurrence of any material breach of any material covenant of the Executive contained in this Agreement and the continuation of such breach for a period of thirty (30) days following written notice by the Company to the Executive of such breach, or in the event of willful malfeasance in the performance of his duties hereunder having a material adverse effect on the business of the Company.

    12.  CONSEQUENCES OF TERMINATION OF THIS AGREEMENT.


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         (a)  DEATH.  In the event that this Agreement is terminated in accordance with clause (i) of Section 11 above, the Executive's estate, legal representatives or designees shall be entitled to receive, in full satisfaction of all obligations due to the Executive from the Company hereunder, the following sums:

              (i) all accrued but unpaid Base Salary and any unpaid Annual Bonus and Quarterly Bonus in respect to a year or quarter, respectively ended prior to the Executive's death; and

              (ii) an amount equal to the lesser of one year's Base Salary or the amount of Base Salary that would have been due over the remainder of the term of this Agreement, payable quarterly to the Executive's estate, legal representatives or designee over a two (2) year period commending with the end of the calendar quarter following the death of the Executive.

         (b) DISABILITY. In the event this Agreement is terminated in accordance with clause (ii) of Section 11 above, the Executive (or, if applicable, his estate, legal representatives or designee) shall be entitled to receive, in full satisfaction of all obligations due to the Executive from the Company hereunder, the benefits set forth in Section 6 of this Agreement.

         (c) BREACH. In the event that this Agreement is terminated in accordance with clause (iii) of Section 11 above, the Executive shall be entitled to receive all accrued but unpaid Base Salary through the date of termination, and upon payment of said sum the Company shall have no further obligations or liabilities to the Executive hereunder.

    13.  CHANGE OF CONTROL.

         (a) In the event that a "Change of Control" (as hereinafter defined) of the Company occurs during the term of this Agreement and within one year thereafter the employment of Executive is either terminated for reasons other than those set forth in Section 11, or the Executive voluntarily terminates his employment within 60 days after the diminution of his responsibilities, severance compensation in an amount equal to the sum of (i) Executive's Base Salary at the time of such termination or resignation, plus (ii) four times the average of the two highest Quarterly Bonuses paid to Executive in the year prior to the Change of Control, will be paid promptly by the Company to Executive. Amounts payable to Executive pursuant to this Section 13 shall not be reduced by amounts earned by Executive from employment obtained by Executive following the Change of Control. Amounts payable to Executive pursuant to this Section 13 shall be in lieu of any amounts which would otherwise be payable to Executive pursuant to Section 3(f) hereof.

         (b) "Change of Control" for the purposes of this Agreement shall mean any change of control which is required to be reported to the Securities and Exchange Commission or if (i) any person or entity acquires or controls 30% or more of the Corporation's outstanding voting securities or (ii) during any period of two consecutive years the persons who were


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directors of the Company immediately prior to such period ceases to constitute a majority of the Board of Directors of the Company; provided, however, that control by Archon and its affiliates shall not be deemed a "Change of Control" for purposes of this Agreement.


    14. NON-SOLICITATION. For a period of 12 months following the termination of this Agreement Executive shall not solicit or assist in the solicitation for employment any employees of the Company or its affiliates and shall not attempt or assist in any attempt to engage any persons under contract with the Company or performing or assisting in any programs produced by the Company.

    15.  OTHER POSITIONS.    Following the termination of Executive's
employment with the Company, regardless of the reason for such termination, Executive shall at the request of the Company made from time to time immediately resign from all positions as an officer or director or any other positions with any subsidiary or affiliate of the Company and all positions as an officer or director or any other positions with any other entity where Executive was appointed or designated to such position by the Company.

    16. ASSIGNABILITY. This Agreement and the rights and obligations of the parties hereunder may not be assigned by either party for any reason without the prior written consent of the other party.

    17. ARBITRATION OF DISPUTES. Any dispute or controversy between the parties relating to or arising out of this Agreement or any amendment or modification hereof shall be determined by arbitration in Los Angeles, California by and pursuant to the rules then prevailing of the American Arbitration Association. The arbitration award shall be final and binding upon the parties and judgment may be entered thereon by any court of competent jurisdiction. The service of any notice, process, motion or other document in connection with any arbitration under this Agreement or the enforcement of any arbitration award hereunder may be effectuated either personal service upon a party or by certified mail duly addressed to him or his executors, administrators, personal representatives, next of kin, successors or assigns, at the last known address or addresses of such party or parties. If the Executive is the prevailing party on any issue in any such arbitration proceeding, he shall be entitled to recover from the Company any actual expenses for attorney's fees and disbursements incurred by him.

    18. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of California applicable to contracts executed in and to be performed solely within the State of California.

    19. ABILITY TO FULFILL OBLIGATIONS. Neither the Company nor the Executive is a party to or bound by any agreement which would be violated by the terms of this Agreement.



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    20.  NOTICE.  Any notice, direction or instruction required or permitted to be given hereunder shall be given in writing and may be given by telex, telegram, facsimile transmission or similar method if confirmed by mail as herein provided; by mail if sent postage prepaid by registered mail, return receipt requested; or by hand delivery to any party at the address of the party first above set forth. If notice, direction or instruction is given by telex, telegram of facsimile transmission or similar method or by hand delivery, it shall be deemed to have been given or made on the date on which it was given, and if mailed, shall be deemed to have been given or made on the third business day following the day after which it was mailed. Any party may, from time to time, by like notice give notice of any change of address and in such event, the address of such party shall be deemed to be changed accordingly.

    21. FURTHER ASSURANCES. The parties hereto agree that, after the execution of this Agreement, they will make, do, execute or cause or permit to be made, done or executed all such further and other lawful acts, deeds, things, devices, conveyances and assurances in law whatsoever as may be required to carry out the true intentions and to give full force and effect to this Agreement.

    22. MISCELLANEOUS. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral and prior written agreements and understandings, including, without limitation the Employment Agreement dated January 6, 1995 between the Executive and the Company (the "1995 Agreement"). Executive acknowledges that the Company has fully performed all its obligations under the 1995 Agreement and Executive has no claims against the Company for any breach or alleged breach of the 1995 Agreement. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect among the parties. No custom or trade usage, nor course of conduct amount the parties, shall be relied upon to vary the terms hereof. This Agreement may not be amended, and no provision hereof shall be waived, except by a writing signed by all of the parties to this agreement which states that it is intended to amend or waive a provision of this Agreement. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

    23. SEVERABILITY. Should any provision of this Agreement be unenforceable or prohibited by any applicable law, this Agreement shall be considered divisible as to such provision which shall be inoperative, and the remainder of this Agreement shall be valid and binding as though such provision were not included herein.

    24. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original.

    25. HEADINGS. All headings in this Agreement are for convenience only and will not affect the meaning of any provision hereof.


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    26.  SURVIVAL OF CERTAIN PROVISIONS.  The provisions of Sections 8, 9, 10,
14, 15 and 17, shall, to the extent applicable, continue in full force and effect notwithstanding the expiration or earlier termination of this Agreement or of the Executive's employment in accordance with the terms of this Agreement.

    27. SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, this Agreement shall inure to the benefit of, and be binding upon, the Company and any corporation with which the Company merges or consolidates, and upon the Executive and his executors, administrators, heirs and legal representatives.

           [Remainder of Page Intentionally Left Blank]


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    IN WITNESS WHEREOF, the Executive has executed this Agreement and the
Company has caused this Agreement to be executed by a duly authorized officer as of the day and year first above written.

                                  PREMIERE RADIO NETWORKS, INC.



                                  By: /s/ Steve Lehman
                                     -----------------------------------------
                                  Name:Steve Lehman
                                  Title:President/Chief Executive Officer


                                  /s/ Timothy Kelly
                                  --------------------------------------------
                                             TIMOTHY KELLY


    The undersigned spouse of Timothy Kelly hereby irrevocably consents to the terms of this Employment Agreement.


                                  /s/ Evelyn Kelly
                                  --------------------------------------------


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